Exhibit 99.1


        Alaska Communications Systems Reports First Quarter 2006 Results

    ANCHORAGE, Alaska--(BUSINESS WIRE)--April 27, 2006--Alaska
Communications Systems Group, Inc. (NASDAQ:ALSK):

    -- Revenue Increased 6.8% to $82.6 Million from $77.4 Million in First Quarter 2005

    --  Wireless Revenue Up 43.7% to a Record $24.5 Million

    --  Cash Provided by Operating Activities Reached $15.2 Million

    --  EBITDA of $28.3 Million Grew 2.3% Over First Quarter 2005

    --  Retail Relationships Expanded to More Than 425,200

    Alaska Communications Systems Group, Inc. ("ACS") (NASDAQ:ALSK) today reported financial results for its first quarter ended March 31, 2006.
    "ACS is vested in producing a superior customer experience and in establishing premium positions in the rapidly growing wireless and data markets," said Liane Pelletier, ACS president and chief executive officer. "Our success in executing against these goals is once again evident in our first quarter results, with robust growth in revenue and continued EBITDA expansion."
    Pelletier added: "Our strategy to drive future revenue growth includes completing our CDMA network, moving TDMA subscribers to CDMA, expanding our DSL footprint, and leveraging momentum in the wireless and DSL markets. We continue to stimulate adoption of local and long distance services, as well as promote customer loyalty, through our bundling programs."
    "Our product roadmap will continue to position ACS as a market leader and differentiate us from the competition as we tap into trends transforming our industry. We will soon introduce a bundle offering the convenience of mobile broadband access at home, work and virtually anyplace else. ACS is the only provider in Alaska able to present this valuable solution to busy and on-the-go customers."

    Financial Highlights: First Quarter 2006 Compared to First Quarter
2005

    --  Revenue of $82.6 million increased 6.8 percent.

    --  Operating income increased 27.4 percent to $8.9 million.

    -- Net cash provided by operating activities increased to $15.2 million compared to $5.2 million of net cash used in 2005. Cash provided by operating activities was net of early redemption premiums and settlements of accrued cash interest of $8.9 million for 2006 and $20.2 million for 2005.

    -- EBITDA was $28.3 million including $200,000 of costs incurred to execute the March 2006 secondary stock offering.

    Net loss decreased to $8.4 million, or $0.20 per share, of which $9.6 million is attributable to the extinguishment of debt and $1.6 million attributable to stock-based compensation. The net loss for the first quarter 2005 was $28.5 million, or $0.78 per share, of which $26.2 million was attributable to the extinguishment of debt and $330,000 attributable to stock-based compensation. The year-over-year decrease in net loss is attributable to higher revenues and lower interest and early extinguishment of debt expenses.
    David Wilson, ACS senior vice president and chief financial officer, said: "Wireless continues to drive cash flow expansion at ACS and revenue increased an impressive 44 percent over the prior year fueled by post-paid wireless. Subscribers and ARPU increased by 26 percent and 14 percent, respectively, over 2005 levels. We are also excited by the prospect of additional revenue growth from our expanded CDMA footprint, which will provide enhanced wireless coverage to an estimated two million visitors to Alaska in 2006, most of whom come in the summer months."
    "During the quarter operational cash generation was particularly strong as we posted $15.2 million in 'Cash Flows from Operations,' inclusive of $8.9 million in cash outflows for redemption charges and accrued interest settlements associated with February's accretive debt restructuring transaction. Major uses of cash in the quarter included construction and capital expenditures of $15.7 million, comprising $4.3 million in maintenance capex, $4.1 from our prefunded capital program and $7.3 million for the settlement of capital expenditures owing from 2005; and a net buy down of debt of $8.4 million. We closed the quarter with a cash, restricted cash and investment balance of $25.1 million, providing adequate liquidity to complete our pre-funded capital expenditure program this summer," added Wilson.
    "We also continued to execute our financial strategy of further reducing our cost of capital and interest rate risk. During the quarter, we completed transactions that fixed the interest rate on 100 percent of our debt and will reduce recurring gross cash interest expense by approximately $2.5 million per annum. This debt restructuring activity together with our operational performance, enabled us to increase our annual dividend by 7.5 percent to $0.86 per share," Wilson concluded.

    Metric Highlights: First Quarter 2006 Compared to Fourth Quarter
2005

    -- Increased the total number of retail customer relationships across all product lines by approximately 3,900 to more than 425,200.

    -- Increased post-paid subscribers by 3.8 percent, or over 4,000. Net of prepaid and wholesale wireless shifts, the company added 1,600 wireless subscribers, bringing the total number of wireless subscribers to more than 119,000.

    -- Recorded post-paid churn of 1.9 percent compared to 1.8 percent in the prior quarter. Overall average wireless monthly churn was 2.4 percent compared to 2.0 percent, with churn concentrated in our legacy TDMA prepaid and TDMA wholesale customer segments.

    -- Recorded wireless average revenue per user (ARPU) of $57.30, up slightly from $56.71, inclusive of CETC revenue of $8.93 and $8.84, respectively.

    -- ACS has converted 73 percent of its TDMA subscribers to the CDMA network, up by 10 percent from year-end 2005.

    -- Customers enjoying free mobile to home calling from the ON ACS program increased by over 3,000, and now exceeds 19,000.

    -- The ACS CDMA wireless network now covers 77 percent of the Alaskan population, approaching the 80 percent plus population coverage target.

    -- Increased DSL by 6.5 percent, or 2,300 lines, to over 38,100 lines.

    -- Increased long distance subscribers by approximately 2,200 to approximately 58,500 customers.

    -- Recorded over 197,400 retail local access lines, reflecting a retail access line decrease of approximately 1,900 lines, inclusive of the turn-down of 450 internal use lines. Pro forma for the turn-down of internal use lines, retail access decline was 0.74 percent.

    -- Recorded approximately 265,500 total local access lines. Total access lines decreased by 5,400, reflecting wireless and broadband substitution and migration to cable telephony.

    2006 Business Outlook

    Reaffirming guidance for the full-year 2006, revenues are expected to be in the range of $335 million to $345 million, and EBITDA is expected to be in the range of $112 million to $116 million. For the year 2006, net cash interest expense is expected to be approximately $28 million.
    ACS has also reaffirmed 2006 capital expenditure guidance to be approximately $58 million, comprised of maintenance capital expenditures of approximately $37 million and pre-funded growth capital expenditures, DSL footprint expansion and process improvement initiatives of approximately $21 million.

    Conference Call

    The company will host a conference call and live webcast today at 5:00 p.m. Eastern Time to discuss first quarter results. For parties in the United States and Canada, call 800-257-7087 to access the earnings call. International parties can access the call at 303-262-2050.
    The live webcast of the conference call is accessible from the "Investor Relations" section of the company's website (www.alsk.com). The webcast will be archived on the ACS website. A telephonic replay of the conference call will also be available two hours after the call and will run until Monday, May 1, 2006 at midnight ET. To hear the replay, parties in the United States and Canada should call 800-405-2236 and enter pass code 11058339. International parties should call 303-590-3000 and enter pass code 11058339.

    About Alaska Communications Systems

    ACS is the leading integrated communications provider in Alaska, offering local telephone service, wireless, long distance, data, and Internet services to business and residential customers throughout Alaska. More information can be found on the company's website at www.acsalaska.com or at its investor site at www.alsk.com.

    Forward Looking EBITDA Guidance

    This press release includes management's estimate of EBITDA for the year ending December 31, 2006. Management believes the most directly comparable GAAP measure would be "Net cash provided by operating activities." Due to the difficulty in forecasting and quantifying the amounts that would be required to be included in this comparable GAAP measure, the Company is not providing an estimate of year-end net cash provided by operating activities at this time.

    Forward Looking Statements

    We have included in this press release certain "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's beliefs as well as on a number of assumptions concerning future events made using information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside ACS' control. Such factors are, without limitation, rapid technological developments and changes in the telecommunications industry; ongoing deregulation and increased competition; changes in our revenue from Universal Service Funds; regulatory limitations on our ability to change our pricing for communications services; changes in accounting policies or practices; our ability to bundle our products and services; changes in the demand for our products and services; changes in general industry and market conditions; changes in interest rates or other general national, regional or local economic conditions; governmental and public policy changes; our ability to generate sufficient earnings and cash flows to continue to make dividend payments to our stockholders; the continued availability of financing necessary to support our future business; and the success of any future acquisitions.
    For further information regarding risks and uncertainties associated with ACS' business, please refer to the company's SEC filings, including, but not limited to, the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" on our annual report on Form 10-K for the year ended December 31, 2005. Copies of our SEC filings may be obtained by contacting our investor relations department at (907) 564-7556 or by visiting our investor relations website at http://www.alsk.com.
    All information in this release is as of April 27, 2006. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.



                                                            Schedule 1

              ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
         (Unaudited, in Thousands, Except per Share Amounts)

                                               Three Months Ended
                                                    March 31,
                                           ---------------------------
                                               2006           2005
                                           ------------   ------------
Operating revenues:
   Local telephone                         $    48,275    $    51,565
   Wireless                                     24,508         17,056
   Internet                                      5,986          5,061
   Interexchange                                 3,873          3,726
                                           ------------   ------------
      Total operating revenues                  82,642         77,408

Operating expenses:
   Local telephone                              32,109         30,811
   Wireless                                     13,814         10,030
   Internet                                      7,892          5,249
   Interexchange                                 2,104          3,982
   Depreciation and amortization                17,097         20,413
   Loss (gain) on disposal of assets, net          722            (68)
                                           ------------   ------------
      Total operating expenses                  73,738         70,417
                                           ------------   ------------

Operating income                                 8,904          6,991

Other income and expense:
   Interest expense                             (7,974)        (9,766)
   Loss on extinguishment of debt               (9,650)       (26,204)
   Interest income                                 392            494
   Equity in income of investments                   4              4
   Other                                           (48)           (49)
                                           ------------   ------------
      Total other income (expense)             (17,276)       (35,521)
                                           ------------   ------------

Net loss                                   $    (8,372)   $   (28,530)
                                           ============   ============

Loss per share - basic and diluted:
   Net loss                                $     (0.20)   $     (0.78)
                                           ============   ============

Weighted average shares outstanding:
   Basic and diluted                            41,790         36,730
                                           ============   ============


                                                            Schedule 2

              ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                     CONSOLIDATED BALANCE SHEETS
          (Unaudited, In Thousands Except Per Share Amounts)

                                              March 31,   December 31,
                   Assets                        2006         2005
                                             ------------ ------------
Current assets:
  Cash and cash equivalents                  $    18,679  $    28,877
  Restricted cash                                  4,415        4,415
  Short-term investments                           2,000       10,525
  Accounts receivable-trade, net of
   allowance of $6,448 and $6,206                 36,135       41,080
  Materials and supplies                           8,263        7,885
  Prepayments and other current assets             3,597        3,445
                                             ------------ ------------
    Total current assets                          73,089       96,227

Property, plant and equipment                  1,118,905    1,116,780
Less: accumulated depreciation and
 amortization                                    729,366      718,750
                                             ------------ ------------
  Property, plant and equipment, net             389,539      398,030

Goodwill                                          38,403       38,403
Intangible Assets                                 21,650       21,688
Debt issuance costs                               10,869       11,733
Deferred charges and other assets                 16,507       10,332
                                             ------------ ------------
Total assets                                 $   550,057  $   576,413
                                             ============ ============

            Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
  Current portion of long-term obligations   $       985  $       683
  Accounts payable-affiliate                       2,791        2,844
  Accounts payable, accrued and other
   current liabilities                            47,926       54,920
  Advance billings and customer deposits           9,598        9,712
                                             ------------ ------------
    Total current liabilities                     61,300       68,159

Long-term obligations, net of current
 portion                                         437,744      444,895
Other deferred credits and long-term
 liabilities                                      80,181       82,223
                                             ------------ ------------
Total liabilities                                579,225      595,277
                                             ------------ ------------

Stockholders' equity (deficit):
  Common stock, $.01 par value; 145,000
   shares authorized, 46,501 and 46,230
   shares issued and 41,952 and 41,681
   shares outstanding, respectively                  465          462
  Treasury stock, 4,549 shares at cost           (18,443)     (18,443)
  Paid in capital in excess of par value         325,938      333,522
  Accumulated deficit                           (343,099)    (334,727)
  Accumulated other comprehensive income           5,971          322
                                             ------------ ------------
    Total stockholders' equity (deficit)         (29,168)     (18,864)
                                             ------------ ------------
Commitments and contingencies                          -            -
Total liabilities and stockholders' equity   $   550,057  $   576,413
                                             ============ ============


                                                            Schedule 3

              ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
            CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                      (Unaudited, in Thousands)

                                                  Three Months Ended
                                                       March 31,
                                                    2006       2005
                                                 ---------- ----------

Cash Flows from Operating Activities:
  Net loss                                        $ (8,372) $ (28,530)
  Adjustments to reconcile net income to net
   cash provided (used) by operating activities:
    Depreciation and amortization                   17,097     20,413
    Loss (gain) on disposal of assets, net             722        (68)
    Amortization of debt issuance costs and
     original issue discount                         3,734     13,807
    Stock compensation costs                         1,576        330
    Other deferred credits                          (2,917)    (4,082)
    Changes in components of working capital:
       Accounts receivable and other current
        assets                                       4,415       (155)
       Accounts payable and other current
        liabilities                                   (538)    (8,784)
       Deferred charges and other assets              (526)     1,869
                                                 ---------- ----------

Net cash (used) provided by operating activities  $ 15,191  $  (5,200)

Cash Flows from Investing Activities:
  Construction & capital expenditures              (15,734)    (7,182)
  Purchase of short-term investments                (7,500)   (50,950)
  Proceeds from the sale of short-term
   investments                                      16,025     54,800
                                                 ---------- ----------

  Net cash used by investing activities             (7,209)    (3,332)

Cash Flows from Financing Activities:
  Repayments of long-term debt                     (61,270)  (405,157)
  Proceeds from the issuance of long-term debt      52,900    335,000
  Debt issuance costs                               (1,349)   (10,637)
  Payment of dividend on common stock               (8,336)    (5,679)
  Issuance of common stock                            (125)    84,278
  Stock issuance costs                                   -     (7,817)
                                                 ---------- ----------

  Net cash used by financing activities            (18,180)   (10,012)

Decrease in cash and cash equivalents              (10,198)   (18,544)

Cash and cash equivalents, beginning of period      28,877     50,660
                                                 ---------- ----------

Cash and cash equivalents, end of period          $ 18,679  $  32,116
                                                 ========== ==========

Supplemental Cash Flow Data:
  Interest paid                                   $  9,992  $  16,302
  (Increase) decrease in accounts payable for
   construction and capital expenditures             7,319          -

Supplemental Noncash Transactions:
  Interest rate swap                              $ (5,649) $  (2,457)
  Dividend declared, but not paid                   (9,032)    (8,140)


                                                            Schedule 4

              ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                 SCHEDULE OF LOCAL TELEPHONE REVENUES
                      (Unaudited, in Thousands)

                                               Three Months Ended
                                                    March 31,
                                           ---------------------------
                                               2006           2005
                                           ------------   ------------

Local telephone revenue:
  Local network service                    $    19,897    $    22,218
  Network access                                24,026         23,350
  Deregulated and other                          4,352          5,997
                                           ------------   ------------

Total local telephone revenue              $    48,275    $    51,565
                                           ============   ============


                                                            Schedule 5

              ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                    SCHEDULE OF EBITDA CALCULATION
                      (Unaudited, in Thousands)

                                                   Three Months Ended
                                                        March 31,
                                                   -------------------
                                                      2006      2005
                                                   --------- ---------

Net cash provided (used) by operating activities   $ 15,191  $ (5,200)
  Adjustments to reconcile net income to net cash
   (provided) used by operating activities:
    Gain (loss) on disposal of assets, net             (722)       68
    Depreciation and amortization                   (17,097)  (20,413)
    Amortization of debt issuance costs and
     original issue discount                         (3,734)  (13,807)
    Stock based compensation                         (1,576)     (330)
    Other deferred credits                            2,917     4,082
    Changes in components of working capital:
      Accounts receivable and other current assets   (4,415)      155
      Accounts payable and other current
       liabilities                                      538     8,784
      Deferred charges and other assets                 526    (1,869)
                                                   --------- ---------

Net loss                                           $ (8,372) $(28,530)
  Add (subtract):
    Interest expense                                  7,974     9,766
    Loss on extinguishment of debt                    9,650    26,204
    Interest income                                    (392)     (494)
    Depreciation and amortization                    17,097    20,413
    (Gain) loss on disposal of assets, net              722       (68)
    Stock based compensation                          1,576       330
                                                   --------- ---------
      EBITDA                                       $ 28,255  $ 27,621
                                                   ========= =========

  Note: In an effort to provide investors with additional information regarding the Company's results as determined by generally accepted accounting principles (GAAP), the Company also discloses certain non-GAAP information which management utilizes to assess performance and believes provides useful information to investors. The Company has disclosed its net gain before interest expense, provisions for taxes, depreciation expense, amortization of intangibles and stock based compensation expense (EBITDA) because the Company believes it is an important indicator as it provides information about our ability to service debt, pay dividends and fund capital expenditures. EBITDA is not a GAAP measure and should not be considered a substitute for net cash provided by operating activities and other measures of financial performance recorded in accordance with GAAP.


                                                            Schedule 6

              ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
       Allocation of Stock Based Compensation between Segments
         (Unaudited, in Thousands, Except per Share Amounts)

                   Three Months Ended          Three Months Ended
                     March 31, 2006              March 31, 2005
               --------------------------   --------------------------
                         Stock                        Stock
                         Based                        Based
                  As     Compen-               As     Compen-
               reported  sation  Adjusted   reported  sation  Adjusted
               -------- -------- --------   -------- -------- --------

Operating
 expenses:
 Local
  telephone     32,109   (1,358)  30,751     30,811     (288)  30,523
 Wireless       13,814     (150)  13,664     10,030      (29)  10,001
 Internet        7,892      (59)   7,833      5,249      (12)   5,237
 Interexchange   2,104       (9)   2,095      3,982       (1)   3,981
 Depreciation
  and
  amortization  17,097        -   17,097     20,413        -   20,413
 (Gain) loss
  on disposal
  of assets,
  net              722        -      722        (68)       -      (68)
               -------- -------- --------   -------- -------- --------
   Total
    operating
    expenses   $73,738  $(1,576) $72,162    $70,417  $  (330) $70,087
               ======== ======== ========   ======== ======== ========

    The balances reported on Schedule 1 -- Statement of Operations, include the company's adoption of FAS 123R Accounting for Stock-Based Compensation. The adoption resulted in a non-cash charge of $1,576 and $330 for the three months ended March 31, 2006 and 2005, respectively. This schedule shows the company's operating performance prior to that expense being recorded to allow analysis of the operating segments without this noncash charge.


                                                           Schedule 7A

              ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                       KEY OPERATING STATISTICS
                             (Unaudited)

                                      March 31, December 31, March 31,
                                        2006        2005       2005
                                      --------- ------------ ---------

Local telephone:
  Retail access lines                  197,415      199,341   203,272
  Wholesale access lines                13,030       13,966    15,897
  UNE loop lines                        48,231       50,875    62,263
  UNE platform lines                     6,805        6,703     6,551
                                      --------- ------------ ---------
  Total local telephone access lines   265,481      270,885   287,983
                                      ========= ============ =========

  Average local telephone access
   lines for the quarter               268,183      274,455   290,868
  Average monthly local telephone
   revenue per line for the quarter   $  60.00  $     60.06  $  59.09
  Quarterly growth rate in local
   telephone access lines                 -2.0%        -2.6%     -2.0%

Wireless
  Covered population                   527,509      523,827   482,251

  Post-paid cellular subscribers       111,178      107,144    88,174
    Average post-paid cellular
     subscribers                       109,161      103,721    86,001
    Quarterly growth rate - post-paid
     cellular subscribers                  3.8%         6.8%      5.2%

    Activations for the quarter         10,654       13,133     8,653
    Deactivations for the quarter        6,620        6,286     4,307
    Average monthly churn for the
     quarter                               1.9%         1.8%      1.6%

    Average monthly revenue per
     subscriber for the quarter(a)    $  60.36  $     60.74  $  52.85

  Prepaid cellular subscribers           4,103        5,710     8,560
  Wholesale cellular subscribers         3,859        4,683     5,545

  Total cellular subscribers           119,140      117,537   102,279
    Average subscribers for the
     quarter                           118,339      114,588   101,468
    Quarterly growth rate                  1.4%         5.3%      1.6%

    Activations for the quarter         10,714       13,290     9,382
    Deactivations for the quarter        9,111        7,391     7,760
    Average monthly churn for the
     quarter                               2.4%         2.0%      2.4%

    Penetration                           22.6%        22.4%     21.2%
    Quarterly minutes of use (000's)   152,220      127,498    92,907

    Average monthly revenue per
     subscriber for the quarter(a)    $  57.30  $     56.71  $  47.87

Long Distance:
  Long distance subscribers             58,552       56,317    48,542
  Quarterly minutes of use (000's)      47,737       48,544    36,557
  Average subscribers for the quarter   57,435       54,938    47,796
  Average monthly revenue per
   subscriber for the quarter         $  22.48  $     24.06  $  25.99

Internet:
  DSL subscribers                       38,179       35,844    27,115
  Dial-up and other service
   subscribers                          15,846       17,401    21,984
                                      --------- ------------ ---------
    Total Internet subscribers          54,025       53,245    49,099
                                      ========= ============ =========

  Average subscribers for the quarter   53,635       52,751    48,326
  Average monthly DSL & dial up
   revenue per subscriber for the
   quarter                            $  29.23  $     29.15  $  30.55

(a) Wireless ARPU has been restated to exclude late fees and early termination charges and to allocate competitive eligible telecommunications carrier (CETC) revenue only to postpaid and wholesale subscribers. CETC added $8.93 to wireless ARPU in the first quarter of 2006 and $3.37 and $8.84 in the first and fourth quarter of 2005.


                                                           Schedule 7B

              ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                       KEY OPERATING STATISTICS
                             (Unaudited)

                                    March 31, December 31,   Net
                                      2006        2005     Movement
                                    --------- ------------ --------

Local telephone retail access lines  197,415      199,341   (1,926)
  Add back: Internal use lines
   disconnected                                                452
                                                           --------
                                                            (1,474)
Wireless subscribers                 119,140      117,537
  Less adjustment for resellers       (3,859)      (4,683)
                                    --------- ------------
                                     115,281      112,854    2,427
                                    --------- ------------

Long distance subscribers             58,552       56,317    2,235

DSL and dial up subscribers           54,025       53,245      780
                                    --------- ------------ --------

  Total retail relationships         425,273      421,757    3,968 (a)
                                    ========= ============ ========

(a) Net movement in total retail relationships inclusive of a 452 adjustment for disconnected internal use lines.



    CONTACT: Alaska Communications Systems
             Meghan Stapleton, 907-297-3000 (Media)
             meghan.stapleton@acsalaska.com
             or
             Lippert/Heilshorn & Associates
             Kirsten Chapman, 415-433-3777 (Investors) kirsten@lhai-sf.com